Exhibit 99.1

Bravo Brio Restaurant Group, Inc. Reports First Quarter 2013 Financial Results

Reaffirms 2013 Outlook

Columbus, Ohio – April 29, 2013 - Bravo Brio Restaurant Group, Inc. (NASDAQ: BBRG) (the Company) owner and operator of the BRAVO! Cucina Italiana (BRAVO!) and BRIO Tuscan Grille (BRIO) restaurant concepts, today reported financial results for the thirteen weeks ended March 31, 2013. In addition, the Company reaffirmed its 2013 outlook.

Selected First Quarter 2013 Highlights Compared to the First Quarter 2012 Include the Following:

•	Revenues increased 4.8% to $103.1 million from $98.4 million.

•	Total comparable restaurant sales decreased 2.5%, largely due to a 2.0% decrease related to the calendar shift in the first quarter of 2013.

•	Comparable restaurant sales decreased 1.6% at BRAVO! and 3.2% at BRIO.

•	Restaurant-level operating profit decreased 3.7% to $16.6 million from $17.2 million.

•	Net income was $3.4 million, or $0.17 per diluted share, compared to net income of $3.8 million, or $0.18 per diluted share.

Saed Mohseni, Chief Executive Officer and President, said, “We were pleased to have exceeded our previously guided ranges for first quarter revenues and comparable restaurant sales. As we discussed on our most recent conference call, our comparable sales were negatively impacted by approximately 2.0% due to a calendar shift which compared the first operating week of 2013 to a much stronger Holiday week from the prior fiscal year. Our restaurant margins were also reduced by approximately 70 basis points principally due to sales deleveraging as a result of the calendar shift.”

Mohseni continued, “We opened two BRIO restaurants in South Florida during the first quarter which are off to a strong start and are poised to open an additional five to six locations this year as we expand our footprint into new markets and add additional locations in already successful markets.”

First Quarter 2013 Financial Results

Revenues increased $4.7 million, or 4.8%, to $103.1 million in the first quarter of 2013, from $98.4 million in the first quarter of 2012. The increase in revenues was primarily due to an additional 112 operating weeks provided by two new BRIO restaurants opened in the first quarter of 2013, and nine new company owned restaurants, eight BRIO’s and one BRAVO!, opened in 2012. Total comparable restaurant sales decreased 2.5%, due to a 3.4% decrease in guest counts.

Total restaurant operating costs increased $5.3 million, or 6.6%, to $86.5 million in the first quarter of 2013, from $81.2 million in the same period last year. Total restaurant-level operating costs include costs of sales, labor costs, operating costs and occupancy costs. Total restaurant-level operating profit, which consists of revenues minus total restaurant-level operating cost, decreased $0.6 million, or 3.7%, to $16.6 million from $17.2 million. As a percentage of revenues, total restaurant-level operating profit decreased to 16.1% in the first quarter of 2013 from 17.5% in the same period last year. This was primarily attributable to a decrease in comparable sales (due mostly to the 53rd week calendar shift impact that compared the first operating week of 2013 to a much stronger Holiday week from the prior fiscal year) as well as year-over-year increases in operating costs and labor costs primarily related to new restaurant openings.

Net income in the first quarter of 2013 was $3.4 million, or $0.17 per diluted share, compared to net income of $3.8 million, or $0.18 per diluted share, in the same period last year.

First Quarter 2013 Brand Operating Highlights

Comparable restaurant sales at BRAVO! decreased 1.6% in the first quarter of 2013 and average weekly sales were $65,400. Comparable restaurant sales at BRIO decreased 3.2% and average weekly sales were $94,300.

As of March 31, 2013, the Company operated 47 BRAVO!, 55 BRIO and one Bon Vie restaurant across 31 states. Included in this total is one BRIO restaurant that is operated under a management agreement.

2013 Outlook

Based upon financial results as of March 31, 2013 and projections for the remainder of the year, the Company is reaffirming its 2013 outlook as follows:

•	Revenues of $420 million to $430 million.

•	Total comparable restaurant sales of -1.0% to +1.0% (reflecting the negative impact of the 53rd week calendar shift in the first quarter of 2013).

•	Development of seven to eight restaurants.

•	Pre-opening costs of approximately $4.0 million to $4.5 million.

•	Diluted earnings per share of $0.88 to $0.94.

•	Capital expenditures of $23 million to $25 million.

•	Diluted share count of approximately 20.6 million.

•	Estimated annual effective tax rate of 29% to 30%.

Investor Conference Call and Webcast

The Company will host an investor conference call to discuss first quarter 2013 financial results today at 4:30 PM ET. Hosting the call will be Saed Mohseni, Chief Executive Officer, Jim O’Connor, Chief Financial Officer, and Brian O’Malley, Chief Operating Officer.

The conference call can be accessed live over the phone by dialing (800) 946-0722, or for international callers (719) 457-2573. A replay will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the conference ID is 4741217. The replay will be available until Monday, May 6, 2013.

The call will also be webcast live from the Company’s investor relations website at http://investors.bbrg.com.

About Bravo Brio Restaurant Group, Inc.

Bravo Brio Restaurant Group, Inc. is a leading owner and operator of two distinct Italian restaurant brands, BRAVO! Cucina Italiana and BRIO Tuscan Grille. BBRG has positioned its brands as multifaceted culinary destinations that deliver the ambiance, design elements and food quality reminiscent of fine dining restaurants at a value typically offered by casual dining establishments, a combination known as the upscale affordable dining segment. Each of BBRG’s brands provides its guests with a fine dining experience and value by serving affordable cuisine prepared using fresh flavorful ingredients and authentic Italian cooking methods, combined with attentive service in an attractive, lively atmosphere. BBRG strives to be the best Italian restaurant company in America and is focused on providing its guests an excellent dining experience through consistency of execution.

Forward-Looking Statements

Some of the statements in this release contain forward-looking statements, which involve risks and uncertainties. These statements relate to future events or Bravo Brio Restaurant Group, Inc.’s future financial performance. The Company has attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under the heading “Risk Factors” in the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission on March 5, 2013.

Although Bravo Brio Restaurant Group, Inc. believes that the expectations reflected in the forward-looking statements are reasonable based on its current knowledge of the business and operations, it cannot guarantee future results, levels of activity, performance or achievements. The Company assumes no obligation to provide revisions to any forward-looking statements should circumstances change.

Contacts:

Investor Relations

Don Duffy / Raphael Gross

(203) 682-8200

investors@bbrg.com

BRAVO BRIO RESTAURANT GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

THIRTEEN WEEKS ENDED MARCH 31, 2013 AND MARCH 25, 2012

(Dollars in thousands, except per share data)

	Thirteen Weeks Ended March 31, 2013		Thirteen Weeks Ended March 25, 2012
	(Unaudited)		(Unaudited)
Revenues	$103,063		$98,377

Costs and expenses
Cost of sales	26,964	26.2%	25,637	26.1%
Labor	36,582	35.5%	34,155	34.7%
Operating	16,120	15.6%	14,899	15.1%
Occupancy	6,835	6.6%	6,490	6.6%
General and administrative expenses	5,859	5.7%	5,697	5.8%
Restaurant preopening costs	701	0.7%	1,362	1.4%
Depreciation and amortization	4,869	4.7%	4,413	4.5%

Total costs and expenses	97,930	95.0%	92,653	94.2%

Income from operations	5,133	5.0%	5,724	5.8%
Net interest expense	317	0.3%	354	0.4%

Income before income taxes	4,816	4.7%	5,370	5.5%
Income tax expense	1,397	1.4%	1,611	1.6%

Net income	$3,419	3.3%	$3,759	3.8%

Net income per basis share	$0.17		$0.19

Net income per diluted share	$0.17		$0.18

Weighted average shares outstanding - basic	19,606		19,501

Weighted average shares outstanding - diluted	20,476		20,582

BRAVO BRIO RESTAURANT GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2013 and DECEMBER 30, 2012

(Dollars in thousands)

	March 31, 2013	December 30, 2012
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$5,028	$13,717
Accounts receivable	6,663	7,728
Tenant improvement allowance receivable	1,044	1,638
Inventories	2,809	3,023
Deferred income taxes, net	2,606	2,304
Prepaid expenses and other current assets	4,749	2,547

Total current assets	22,899	30,957
Property and equipment — net	175,270	175,969
Deferred income taxes, net	50,453	52,068
Other assets — net	4,242	4,344

Total assets	$252,864	$263,338

Liabilities and stockholders’ equity

Current liabilities
Trade and construction payables	$9,906	$10,695
Accrued expenses	19,997	24,724
Current portion of long-term debt	2,704	2,704
Deferred lease incentives	6,312	6,430
Deferred gift card revenue	9,227	12,210

Total current liabilities	48,146	56,763

Deferred lease incentives	61,505	64,761
Long-term debt	19,030	20,382
Other long-term liabilities	21,021	21,149
Commitments and contingencies
Stockholders’ equity
Common shares, no par value per share - authorized, 100,000,000 shares; issued 19,865,894 at March 31, 2013 and 19,820,428 shares issued at December 30, 2012	195,997	195,512
Preferred shares, no par value, per share - authorized, 5,000,000 shares; issued and outstanding, 0 shares at March 31, 2013 and December 30, 2012	—	—
Treasury shares, 290,525 shares at March 31, 2013; and 224,172 shares at December 30, 2012	(3,952)	(2,927)
Retained deficit	(88,883)	(92,302)

Total stockholders’ equity	103,162	100,283

Total liabilities and stockholders’ equity	$252,864	$263,338